EX-99.B10

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 5 to the registration statement on Form N-4 (the "Registration Statement") of our report dated February 19, 1999, relating to the financial statements of Jackson National Life Insurance Company of New York, and of our report dated February 17, 1999 relating to the financial statements of JNLNY Separate Account I, which appear in such statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Services" in such Statement of Additional Information and to the reference to us under the heading "Condensed Financial Information" in such Prospectus.


/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
June 29, 1999